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                                                                    EXHIBIT 15.1

                        [Arthur Andersen LLP Letterhead]


December 18, 1996


To Camco International Inc.:

We are aware that Camco International Inc. has incorporated by reference in this Form S-8 registration statement its Form 10-Qs for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, which include our reports dated April 16, 1996, July 16, 1996, and October 15, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, each of these reports is not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


ARTHUR ANDERSEN LLP